Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

New Era Helium Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share (“Common Stock”)	-	32,894,737	-	-	-	-	-	-	-	-
	Equity	Common Stock underlying the Initial Note		4,287,500		-	-	-	–	–	–	–
	Equity	Common Stock underlying the Subsequent Note	–	1,837,500	–	–	–	–	–	–	–	–
	Equity	Common Stock underlying the First Tranche Warrant, initial exercise price of $10.00	457(o)	5,500,000	(2)	$55,000,000	$0.00015310	$8,420.50	–	–	–	–
	Equity	Common Stock underlying the Second Tranche Warrant, initial exercise price of $10.00	457(o)	2,140,000	(3)	$21,400,000	$0.00015310	$3,276.34	–	–	–	–
	Equity	Common Stock underlying the Private Warrants, exercise price of $11.50 per share	457(o)	230,746	(4)	$2,653,579	$0.00015310	$406.26	-	-	-	-

	Equity	Common Stock previously issued to certain Selling Shareholders as advisor shares	-	575,000	-	-	-	-	-	-	-	-
	Equity	Common Stock previously issued to certain Selling Shareholders who were former directors and executive officers of ROCL	-	4,177,665	-	-	-	-	-	-	-	-
	Warrants	Warrants sold to certain of the Selling Shareholders as part of the private units sold in the private placement offering that occurred simultaneously with the IPO	-	230,736	-	-	-	-	-	-	-	-

Fees Previously Paid	–	–	–	–	–	–	–	–
Carry Forward Securities
Carry Forward Securities								–
	Total Offering Amounts							$79,053,579
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$12,103.10

(1)	Rounded up to the nearest cent.
(2)	The price per share used to obtain the maximum offering amount of such Common Stock for the purposes of calculating the registration fee was $10.00, the initial exercise price of the First Tranche Warrant.
(3)	The price per share used to obtain the maximum offering amount of such Common Stock for the purposes of calculating the registration fee was $10.00, the initial exercise price of the Second Tranche Warrant.
(4)	The price per share used to obtain the maximum offering amount of such Common Stock for the purposes of calculating the registration fee was the exercise price per Common Stock underlying each of such warrants ($11.50).